Exhibit 4.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement on Form F 80 (the “Registration Statement”) of First Quantum Minerals Ltd. (the “Company”), of our auditors’ report dated February 24, 2006, on the consolidated balance sheets of the Company as at December 31, 2005 and December 31, 2004 and the consolidated statements of earnings and retained earnings and cash flows for the years then ended and our auditors’ report dated March 15, 2005, on the consolidated balance sheets of the Company as at December 31, 2004 and December 31, 2003 and the consolidated statements of operations and deficit and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” and “Documents Filed as part of the Registration Statement” in the Registration Statement.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia, Canada
May 3, 2006